Exhibit 99.1

MRC Global Elects New Directors

HOUSTON, TX – November 4, 2021 – MRC Global Inc. (NYSE: MRC) announced today that George Damiris and Ronald Jadin have both joined MRC Global’s board of directors.

Rhys Best, MRC Global’s chairman of the board of directors, commented, “The board is very pleased to welcome George and Ron as new independent directors. Each brings unique perspectives and insights that will expand our board’s capabilities.”

George Damiris

Mr. Damiris previously served as the president and chief executive officer of both HollyFrontier Corporation and Holly Energy Partners from 2016 until 2019. From 2007 until 2015, he served in various leadership roles with HollyFrontier, and before that, with Koch Industries. He serves on the board of directors of Eagle Materials where he is chairman of its compensation committee. He holds a B.S. in Chemical Engineering and an MBA from Case Western Reserve University. He will serve on the compensation and governance committees of MRC Global’s board.

Mr. Jadin previously served as the chief financial officer of W.W. Grainger Inc. from 2008 until 2018. From 1998 until 2008, he served in various finance and leadership roles with Grainger, and before that, with General Electric Company. He holds a B.A. in Economics from Yale University and an MBA from the University of Wisconsin—Whitewater. He will serve on the audit and governance committees of MRC Global’s board.

Ronald Jadin

“I am pleased to welcome both George and Ron as new independent directors to our board,” said Rob Saltiel, MRC Global’s president and CEO. “George’s in-depth knowledge of the midstream and downstream businesses and Ron’s deep experience in distribution and finance will provide valuable insights and capabilities to support our company’s future growth.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves and fittings (PVF) and related infrastructure products and services to diversified end-markets including gas utilities, downstream and industrial, upstream production, midstream pipeline as well as green energy and decarbonization. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 220 locations including valve and engineering centers. The company’s unmatched quality assurance program offers 200,000 SKUs from 10,000 suppliers, simplifying the supply chain for over 12,000 customers. Find out more at www.mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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